Exhibit 99.2

EMPLOYMENT AGREEMENT
ADDENDUM
This Employment Agreement Addendum (this "Addendum") is entered into by and between First Busey Corporation (the "Company") and Christopher M. Shroyer ("Executive," and together with the Company, the "Parties") for the purposes and reasons stated below.
RECITALS
A. Executive is currently a party to that certain Employment Agreement by and between Executive and the Company, dated July 31, 2007, as amended (the "Agreement");
B. The Company is the sole shareholder of Busey Bank.
C. This Addendum is made a part of the Agreement, incorporates all defined terms therein unless otherwise defined herein, and in the event of any conflict between the terms contained in this Addendum and the terms contained in the Agreement, the terms contained in this Addendum shall supersede and control the obligations and liabilities of the Parties; and
D. The Parties desire to modify the Agreement to reflect agreed upon changes to Executive's job duties and compensation structure.
AGREEMENT
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.
Position and Responsibilities. Effective as of April 23, 2019 (the "Addendum Date"), Executive's position shall be Executive Vice President and Market Chairman — Central Region for Busey Bank. In this position, Executive shall report to the President and Chief Executive Officer of Busey Bank.

2.	Base Salary. As of the Addendum Date, Executive's Base Salary shall be $250,000.
3.
Incentive Bonus. Executive shall continue to be eligible for participation in the Company's annual incentive plan; provided however, that (A) for the calendar year 2019 bonus, to be paid in the spring of 2020, Executive's bonus shall be not less than $200,000, and (B) for the calendar year 2020 bonus, to be paid in the spring of 2021, Executive's bonus shall be not less than $200,000; provided further, that Executive must remain continuously employed by the Company through the date on which each such bonus is earned pursuant to the terms of the Company's annual incentive plan, as may be in effect from time to time, in order be eligible to receive each such bonus.

4.
Equity Incentive Awards. Executive shall continue to be eligible for participation in the Company's equity incentive plan, subject to approval and action by the Company's Board of Directors; provided, Executive shall be recommended for grant of restricted stock units, when such awards are granted to other senior executives of the Company in 2019, with a grant date value of not less than $250,000.

5.
Severance and Change in Control Benefits. In the event of Executive's termination of employment pursuant to Section 4(a) or 4(c) of the Agreement, the defined term "Severance Payment," as used under Sections 4(g)(i) and 4(g)(ii) of the Agreement, shall be calculated using a $325,000 Base Salary and a $250,000 bonus.

6.
Executive Acknowledgement. Executive expressly acknowledges and agrees that the change in position, title and duties, and the compensation structure, each as set forth herein, does not, individually or collectively, constitute Constructive Discharge under Section 4(c) of the Agreement.

7.
Entire Agreement. This Addendum, in addition to the Agreement, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral.

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IN WITNESS WHEREOF, the Company and Executive have duly executed this Addendum as of the Addendum Date.
First Busey Corporation Executive

By:  /s/ Van A. Dukeman  /s/ Christopher M. Shroyer
Its:  President & CEO